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                                                                    EXHIBIT 10.8

                              EMPLOYMENT AGREEMENT


     EMPLOYMENT AGREEMENT, dated as of January 1, 1998 between GLENN SANDS (the "Executive") and PERISCOPE SPORTSWEAR, INC., a Delaware corporation (the "Company").

     1.  Term of Agreement. Subject to the terms and conditions hereof, the term
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of employment of the Executive under this Employment Agreement shall be for the period commencing on January 1, 1998 (the "Commencement Date") and terminating on December 31, 2000, unless sooner terminated as provided in accordance with the provisions of Section 6 hereof. (Such term of employment is herein sometimes called the "Employment Term".)

     2.  Employment. As of the Commencement Date, the Company hereby agrees to
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employ the Executive as President and Chief Executive Officer and the Executive
hereby accepts such employment and agrees to perform his duties and responsibilities hereunder in accordance with the terms and conditions hereinafter set forth.

     3.  Duties and Responsibilities. Executive shall be President and Chief
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Executive Officer of the Company during the Employment Term. Executive shall report to and be subject to the direction of the Board of Directors and shall perform such duties consistent with his title and position as may be assigned to him from time to time by the Board of Directors. During the Employment Term, Executive shall devote his full time, skill, energy and attention to the business of the Company and shall perform his duties in a diligent, trustworthy, loyal and businesslike manner.

     4.  Compensation. The Company shall pay to Executive a salary at the rate
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of $500,000 per year payable in such manner as it shall determine, but in no event any less often
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than monthly, less withholding required by law and other deductions agreed to by
Executive. During each year of the Employment Term, the Executive shall be entitled to a $50,000 nonaccountable expense allowance and, if the following conditions are met, a $450,000 bonus: (i) during the first year of the Employment Term (a) the Company consummates an initial public offering, (b) the Company has net sales of at least $87,000,000 and (c) the Executive is continually employed by the Company through December 31, 1998 and (ii) during the second and third years of the Employment Term, (a) the Company has net sales of at least $90,000,000 and $100,000,000, respectively, and (b) the Executive is employed by the Company through December 31, 1999 and December 31, 2000, respectively. Net sales shall mean gross sales less returns and allowances.

     5.   Expenses and Benefits.
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         (a) The Company shall, consistent with its policy of reporting and reimbursement of business expenses, reimburse Executive for such ordinary and necessary business related expenses as shall be incurred by Executive in the course of the performance of his duties under this Agreement.

         (b) Executive shall be eligible to participate to the extent that he qualifies in all benefit plans, including without limitation, pension, term life insurance, hospitalization, medical insurance and disability plans as are made available from time-to time to executives of the Company.

         (c) Executive shall be entitled to four weeks of paid vacation annually, which shall be taken in accordance with the procedures of the Company in effect from time-to-time.

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        6.    Termination.
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              (a) The Company shall have the right to terminate the employment of the Executive under this Agreement for disability in the event Executive suffers an injury, illness or incapacity of such character as to substantially disable him from performing his duties hereunder for a period of more one hundred eighty (180) consecutive days upon the Company giving at least thirty (30) days written notice of termination; provided, however, that if the Executive is eligible to receive disability payments pursuant to a disability insurance policy paid for by the Company, the Executive shall assign such benefits to the Company for all periods as to which he is receiving full payment under this Agreement.

              (b) This Agreement shall terminate upon the death of Executive.

              (c) The Company may terminate this Agreement at any time because of (i) Executive's material breach of any term of this Agreement or (ii) the willful engaging by the Executive in misconduct which is materially injurious to the Company, monetarily or otherwise; provided, in each case, however, that the Company shall not terminate this Agreement pursuant to this Section 6(c) unless the Company shall first have delivered to the Executive a notice which specifically identifies such breach or misconduct and the Executive shall not have cured the same within fifteen (15) days after receipt of such notice.

              (d) The Executive may terminate his employment for "Good Reason" if:

                  (i) he is assigned, without his express written consent, any duties inconsistent with his positions, duties, responsibilities, authority and status with the Company as of the date hereof, or a change in his reporting responsibilities or titles as in effect as of the date hereof, except in connection with the termination of his employment by him without Good Reason; or

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               (ii)  his compensation is reduced.

     7.  Liquidated Damages. It is understood that if the Executive (i) shall
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elect to terminate his employment for a Good Reason (as defined above) or (ii)
his employment is terminated by the Company otherwise than as provided in
Section 6, the Executive will suffer damages which will be difficult to calculate. Consequently, in the event of a termination of Executive's employment for either of these reasons, Executive shall be entitled by way of liquidated damages and not as a penalty to receive a single lump sum payment in an amount equal to the amount of the compensation payments that, but for his termination of employment under this Section 7, would have been payable to the Executive for the remainder of the Employment Term.

     Such payment shall be made by the Company to the Executive within fifteen
(15) days following his termination of employment for the reason set forth in this Section 7. The Executive shall not be required to mitigate the amount of any payment provided in this Section 7 nor shall the amount payable under this Section be reduced by any compensation earned by the Executive after the date of his termination of employment.

     8.  Revealing of Trade Secrets, etc. Executive acknowledges the interest of
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the Company in maintaining the confidentiality of information related to its business and shall not at any time during the Employment Term or thereafter, directly or indirectly, reveal or cause to be revealed to any person or entity the supplier lists, customer lists or other confidential business information of the Company; provided, however, that the parties acknowledge that it is not the intention of this paragraph to include within its subject matter (a) information not proprietary to the Company, (b) information which is then in the public domain, or (c) information required to be disclosed by law.

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     9.  Covenants Not to Compete. During the Employment Term the Executive
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shall not, directly or indirectly, in any manner, engage in any business which competes with any business conduced by the Company and will not directly or indirectly own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed by or connected in any manner with any corporation, firm or business that is so engaged, (provided, however, that nothing herein shall prohibit the Executive from owning not more than three (3%) percent of the outstanding stock of any publicly held corporation). In addition, during the Employment Term and for a period of one year thereafter, the Executive shall not, directly or indirectly, in any manner
(i) persuade or attempt to persuade any employee of the Company to leave the employ of the Company or to become employed by any other entity or (ii) persuade or attempt to persuade any current or former customer or contractor to reduce the amount of business it does or intends or anticipates doing with the Company.

     10.  Opportunities. During his employment with the Company, and for one
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year thereafter, Executive shall not take any action which might divert from the
Company any opportunity learned about by him during his employment with the Company (including without limitation during the Employment Term) which would be within the scope of any of the businesses then engaged in or planned to be engaged in by the Company.

     11.  Survival. In the event that this Agreement shall be terminated, then
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notwithstanding such termination, the obligations of Executive pursuant to
Sections 8 and 9 of this Agreement shall survive such termination.

     12.  Contents of Agreement, Parties in Interest, Assignment, etc. This
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Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter

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hereof. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Executive hereunder which are of a personal nature shall neither be assigned nor transferred in whole or in part by Executive. This Agreement shall not be amended except by a written instrument duly executed by the parties.

     13.  Severability. If any term or provision of this Agreement shall be held
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to be invalid or unenforceable for any reason, such term or provision shall be ineffective to the extent of such invalidity or unenforceabiltiy without invalidating the remaining terms and provisions hereof, and this Agreement shall be construed as if such invalid or unenforcable term or provision had not been contained herein.

     14.  Notices. Any notice, request, instruction or other document to be
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given hereunder by any party to the other party shall be in writing and shall be deemed to have been duly given when delivered personally or five (5) days after dispatch by registered or certified mail, postage prepaid, return receipt requested, to the party to whom the same is so given or made:

     If to the Company
      addressed to:       Periscope Sportswear, Inc.
                          1407 Broadway
                          Suite 620
                          New York, New York 10018

      with a copy to:     Morse, Zelnick, Rose & Lander, LLP
                          450 Park Avenue
                          New York, New York 10022
                          Attn: George Lander, Esq.

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              If to Executive
               addressed to:      Glenn Sands
                                  2 Rio Vista Drive
                                  Alpine, New Jersey 07620

or to such other address as the one party shall specify to the other party in writing.

              16.  Counterparts and Headings. This Agreement may be executed in
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one or more counterparts, each of which shall be deemed an original and all which together shall constitute one and the same instrument. All headings are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

              IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

                                        PERISCOPE SPORTSWEAR, INC.

                                        By: /s/ Scott Pianin
                                           -----------------------
                                             SCOTT PIANIN


                                        /s/ Glenn Sands
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                                             GLENN SANDS

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